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EXHIBIT 99B.3
COMBINED BALANCE SHEETS                         U S WEST MEDIA GROUP
(UNAUDITED)
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						     Year Ended
						     December 31,
In millions                                       1995          1994
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ASSETS
Current assets:
 Cash and cash equivalents                           $20         $93
 Accounts and notes receivable                       287         212
 Deferred directory costs                            247         234
 Receivable from Communications Group                106         109
 Other assets                                         81         108
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   Total current assets                              741         756
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Property, plant and equipment - net                1,148         956
Investment in Time Warner Entertainment            2,483       2,522
Intangible assets - net                            1,798       1,858
Investment in international ventures               1,511         881
Net investment in assets held for sale               429         302
Other assets                                         505         119
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   Total assets                                   $8,615      $7,394
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LIABILITIES AND EQUITY
Current liabilities:
 Short-term debt                                    $836      $1,229
 Accounts payable                                    235         170
 Deferred revenue and customer deposits               87          76
 Other payables                                      411         458
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   Total current liabilities                       1,569       1,933
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Long-term debt                                     1,265         585
Deferred taxes, credits and other                    576         547
Postretirement and other postemployment
 benefit obligations                                  82          75

Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely Company-
 guaranteed debentures                               600           -
Preferred stock subject to
 mandatory redemption                                 51          51

Media Group equity                                 4,599       4,390
Company LESOP guarantee                             (127)       (187)
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  Total equity                                     4,472       4,203
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   Total liabilities and equity                   $8,615      $7,394
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